Exhibit 10.1

                          Strategic Alliance Agreement

         This Strategic Alliance Agreement is made this 8th day of October 2003, by and between USA Technologies, Inc., a Pennsylvania corporation ("USA"), and Conopco, Inc. dba Unilever Home & Personal Care North America, a New York corporation ("Unilever").

                                   Background

         USA is a provider of an unattended laundry injection system known as e-Suds, all as more fully described in Exhibit "A" hereto ("USA e-Suds System"). Unilever is a provider of laundry detergent and conditioners, all as described in Exhibit "B" ("Unilever Products"). As more fully set forth herein, the parties have entered into a strategic alliance pursuant to which Unilever shall act as a supplier of Unilever Products to USA for use in the USA e-Suds System at the point of consumption in colleges and universities across the United States.

                                    Agreement

         NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

         1. Sale of Unilever Products. During the term of this Agreement, USA agrees to purchase from Unilever and Unilever agrees to sell to USA the Unilever Products for dispensing through the USA e-Suds Systems to be located in colleges and universities across the United States. USA agrees to pay Unilever $35.36 per 5 gal. box (168 3.8oz. Doses) of laundry detergent and $138.40 per 5 gal. Box (640 1oz. Doses) of conditioner. USA will monitor usage of Unilever Products at the various locations and order Unilever Products as necessary. Each purchase of Unilever Product shall be governed by Unilever's standard terms of sale. USA shall be entitled to a 2% early payment discount calculated on the gross invoice for payments received within 19 days for checks and within 29 days for electronic funds transfers. Unilever agrees (at its cost) to deliver the Unilever Products directly to the laundry operators as reasonably instructed by USA; provided, however, each such operator shall have no more than one location.

         Any damaged or unusable Unilever Products received by a laundry operator for use with a USA e-Suds System will be returned to Unilever and credited to USA in accordance with Unilever's Unsaleable Merchandise Policy attached hereto as Exhibit "C".

     USA agrees that the fee per box of laundry detergent and conditioner may be increased by Unilever in the event of a price increase to Unilever by its suppliers. The pricing will be reviewed each semester and any increase shall be conditioned upon Unilever's production of documentation to USA that reasonably substantiates the increase in costs to Unilever.

2.       Unilever Payments.

                  A.  Investment  Payments.  Subject to the  provisions  of this
         Section 2, Unilever shall pay to USA a fee based upon the number of injections of Unilever Products in the USA e-Suds Systems during the term hereof as set forth below (the "Investment Payments").

                                                  Number of Forecasted
Semester              Cost Per Injection              Installations*

Spring 2004                $.1443                          -0-
Fall 2004                  $.1443                        2,000
Spring 2005                $ 0.07                        4,950
Fall 2005                  $ 0.07                       10,000
Spring 2006                $ 0.05                       24,000
Fall 2006                  $ 0.05                       50,000
Spring 2007                $0.045                       67,500
Fall 2007                  $0.045                      100,000
Spring 2008                $ 0.04                      152,500
Fall 2008                  $ 0.04                      250,000

*To be installed by February 1st and September 1st of each semester.

The "Spring" semester means the four months of February through May and the "Fall" semester means the eight months of June through January. For purposes of the above, the cost per each injection does not change based on the product dispensed. The cost per injection applies separately to detergent as well as conditioner. For example, if a student injects detergent and conditioner for one load of wash, it is counted as two (2) injections.

                  B. Pre-Investment Payments. In order to facilitate the acceptance of the USA e-Suds Systems into the marketplace, Unilever agrees to make a nonrefundable payment to USA as described below ("Pre-Investment Payment"). USA shall distribute the Pre-Investment Payments to the various operators to optimize the performance of the e-Suds business. USA distributions of Pre-Investment Payments may also include but are not limited to operator subsidies, trade events, trade advertising, and/or other pertinent market development fees. Distributions of Pre-Investment payments will be limited to operators who agree to allow branding of their machines with the Unilever "all" logo. Branding will be with a sign that includes the "all" logo and the slogan "You can have it all" that is on the order of 3 inches by 10 inches. These signs will be provided at Unilever's expense but installed by the operators in a manner as approved by Unilever. The Pre-Investment Payment for the injection fees shall be paid in advance of each semester as set forth below:

Semester          Pre-Investment Payment             Payment Date
--------          ----------------------             ------------

Fall 2003         $  200,000.00                      12/15/2003
Spring 2004                   -                               -
Fall 2004         $   72,037.00                      11/15/2004
Spring 2005       $  145,530.00                      03/15/2005
Fall 2005         $  249,480.00                      11/15/2005
Spring 2006       $  519,750.00                      03/15/2006
Fall 2006         $  631,496.25                      11/15/2006
Spring 2007       $  935,550.00                      03/15/2007
Fall 2007         $1,268,190.00                      11/15/2007
Spring 2008       $2,079,000.00                      03/15/2008

         Beginning with Fall 2004 semester, the Pre-Investment Payments shall be decreased (but not increased) by multiplying the relevant Pre-Investment Payment by the following formula (the "Fulfillment Index"):

                  [# of installed washing machines on the first day of the month in which the calculation is made times the average # of injections per machine for the prior semester]
                  ----------------------------------

                  [# of machines forecasted for the current semester times 693]

USA shall calculate and deliver to Unilever a detailed calculation of the Fulfillment Index and Pre-Investment Payment, as adjusted, by each February 15th and September 15th during the term of this Agreement.

                  C. Sales in Excess of Pre-Investment Payment. The Pre-Investment Payment shall be credited towards the Investment Payment based on the actual injections made during the applicable semester(s) at the rates set forth in Section A, above. When the Pre-Investment Payment is entirely offset, USA will invoice Unilever for the amount of the Investment Payment due as a result of such excess. USA will provide such invoice on a quarterly basis with payment due by Unilever within thirty (30) days of receipt of the invoice.

         3. USA Duties. During the term of this Agreement, USA, working with existing operators, will provide, place, network and manage new USA e-Suds Systems in colleges and universities located in the United States. The e-Suds services made available by USA will include:

         o        Processing non-cash transactions

         o Selling detergent and conditioner (consumables) at the point of consumption

         o Monitoring of consumable volume to ensure efficient supply chain management

         o Monitoring of machine status to ensure machines are operating at top performance

         o Usage reporting to include consumables usage on a college and university basis by product SKU o Online availability of machines

         o E-mail notification to student machine users when wash and dry cycles are complete

         o        Prioritizing,   managing   and   reporting   of  the   machine
                  installation schedule

         o Calculating the formula described in Section 2.B and the amount of Investment Payment due each semester pursuant to
                  Section 2.C

         o Managing initial investment fund transactions and continuing operations with USA e-Suds systems operators

         o All gang controllers included in the system will be branded with a sign that includes the all logo and the slogan "You can have it all" that is a maximum size of 2.5 inches by 6.75 inches. These signs will be provided at Unilever's expense but installed by USA and/or the operators.

         o All e-mail alerts for the system will be branded with a message that includes the all logo and the slogan "You can have it all". Unilever will provide these messages to USA.

         o Using its best efforts to obtain access for Unilever to laundry operators facilities and systems for additional branding opportunities, at Unilever's expense, including, but not limited to, laundry machines, websites, keycards, banners, and liquid box packaging

         o Insuring that the correct dosage of detergent is injected into the machine as directed from time to time by Unilever

         4. Unilever Duties. During the term of this Agreement, Unilever shall perform the following:

                  A. Supply the Unilever Products to USA from time to time as described in Section 1 hereof;

                  B. Deliver to USA the Pre-Investment  Payments as set forth in
         Section 2 hereof;

                  C.  Deliver  to USA the  Investment  Payments  as set forth in
         Section 2 hereof; and

                  D. Provide the required engineering personnel and expertise to design and implement the cabinet and pumping lines into the washing machines to be used by the USA e-Suds Systems covered by this Agreement.

         5. Technical Collaboration. Following the date hereof, and upon the request of USA, USA and Unilever shall work together to integrate their respective equipment and systems so that a seamless USA e-Suds System can be provided to the marketplace. USA and Unilever shall have regular meetings to discuss development plans.

         6. Competition.

                  A. During the term hereof, Unilever shall solely and exclusively utilize the USA e-Suds System in the college and university market in the United States for the automated delivery of Unilever Products to unattended laundry machines, and shall not, directly or indirectly, in any manner whatsoever, promote, utilize or recommend any other brand or type of service or products which are similar to the USA e-Suds System in such market.

                  B. During the term hereof, USA shall solely and exclusively utilize Unilever Product for the USA e-Suds System in the college and university market in the United States for the automated delivery of laundry detergents and conditioners to unattended laundry machines, and shall not, directly or indirectly, in any manner whatsoever, promote, utilize or recommend any other brand or type of product which are similar to Unilever Products in such market.

         7. Trademarks.

                  A. During the course of its performance of this Agreement, USA shall be entitled to use the trademarks of Unilever only as specifically provided in this Agreement or as otherwise approved in writing by Unilever in advance. USA acknowledges that Unilever is the exclusive owner of such names and marks. USA further acknowledges that USA has no other license or similar right with respect to such marks and names, and covenants that it will neither claim nor assert any such right by reason of this Agreement or otherwise.

                  B. During the course of its performance of this Agreement, Unilever shall be entitled to use the trademarks of USA only as specifically provided in this Agreement or as otherwise approved in writing by USA in advance. Unilever acknowledges that USA is the exclusive owner of such names and marks. Unilever further acknowledges that Unilever has no other license or similar right with respect to such marks and names, and covenants that it will neither claim nor assert any such right by reason of this Agreement or otherwise.

         8. Confidentiality.

                  A. 1. Except as expressly permitted by this Agreement, Unilever shall not, directly or indirectly, at any time from and after the date hereof, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any trade or business secret, information, documents, know-how, data, software, samples, specifications, formulae, technical descriptions, method or means, or any other confidential information concerning the business or policies of USA, or the USA e-Suds System, that Unilever learned as a result of, in connection with, through its association with, or through its affiliation with USA, whether or not pursuant to this Agreement.

                           2. Except as expressly  permitted by this  Agreement,
                  USA shall not, directly or indirectly, at any time from and after the date hereof, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any trade or business secret, information, documents, know-how, data, samples, specifications, formulae, manufacturing processes, technical descriptions, method or means, or any other confidential information concerning the business or policies of Unilever, or the Unilever Products, that USA learned as a result of, in connection with, through its association with, or through its affiliation with Unilever, whether or not pursuant to this Agreement.

                           3. The  restrictions set forth in subsections 1 and 2
                  above shall not apply to the extent that such confidential information either:(i) was known to the recipient prior to the disclosure thereof by the disclosing party as shown by written records; or (ii) is, or hereafter becomes, other than through the fault of the recipient, generally available to the public; or (iii) is disclosed to the recipient by a third party in under no obligation to keep such information confidential; or
                  (iv) is developed by the recipient independently of any disclosures made hereunder, as evidenced by the recipient's written records.

                  B. Except relating to the design and implementation of cabinet and pumping lines into washing machines to be used by the USA e-Suds Systems and as otherwise expressly agreed to between USA and Unilever, all documents, data, know-how, designs, inventions, names, method or means, materials, software programs, hardware, configurations, information, or any other materials or data of any kind furnished to Unilever by USA, or developed by Unilever on behalf of USA or at USA's direction or for USA's use, or otherwise devised, developed, created, or invented in connection with Unilever's affiliation with USA, jointly or otherwise, and which relate to the USA e-Suds System or USA's network technology, are and shall remain the sole and exclusive property of USA, and Unilever shall have no right or interest whatsoever thereto, including but not limited to any copyright or patent interest whatsoever. Unilever shall if requested, execute any legal instruments deemed necessary by USA to carry out the foregoing. Except as otherwise expressly agreed to between USA and Unilever all documents, data, know-how, designs, inventions, names, method or means, materials, software programs, hardware, configurations, information, or any other materials or data of any kind furnished to Unilever by USA, or developed by Unilever on behalf of USA or at USA's direction or for USA's use, or otherwise devised, developed, created, or invented in connection with Unilever's affiliation with USA, jointly or otherwise, and relating to the design and implementation of cabinet and pumping lines into washing machines to be used by the USA e-Suds Systems, are and shall remain the sole and exclusive property of Unilever, and USA shall have no right or interest whatsoever thereto, including but not limited to any copyright or patent interest whatsoever. USA shall if requested, execute any legal instruments deemed necessary by Unilever to carry out the foregoing. Notwithstanding anything else set forth herein, in no event shall USA have any right, title or interest in or to any formulations or product material relating to the Unilever Products.

                  C. Upon the termination or expiration of this Agreement, or at such earlier time as either party may request, each party shall return to the other party such confidential information within its possession or control.

                  D. Each party agrees that it will make available the other party's confidential information to persons within its organization only on a "need to know" basis and that all persons to whom such confidential information is made available will be made aware of the strictly confidential nature of such confidential information and the restrictions placed hereunder on the use thereof.

         9. Proprietary Software.

                  A. Unilever acknowledges and agrees that the computer programs, computer software, electronic images, computer codes, computer configurations, and sounds ("Software") contained in or utilized by the USA e-Suds System are proprietary and confidential to USA and protected under United States copyright law. USA shall retain all right, title and interest in and to the Software and the USA e-Suds System. Unilever shall not copy, modify, adopt, translate, merge, reverse engineer, decompile, or disassemble, the Software or the USA e-Suds System, or create any derivative works based on the Software or the USA e-Suds System.

                  B. Unilever shall retain all right, title and interest in and to the Unilever Products. USA shall not copy, modify, adopt, translate, merge, reverse engineer, decompile, or disassemble, the Unilever
         Products,  or  create  any  derivative  works  based  on  the  Unilever
         Products.

         10. Expenses. Unless otherwise specifically agreed to by the parties, any and all expenses, costs, obligations, or liabilities whatsoever incurred by the parties in connection with the performance of this Agreement shall be borne solely and exclusively by the party incurring such expense, cost, obligation or liability.

         11.      Term.

                  A. This Agreement shall commence on the date hereof and terminate upon the expiration of the 2008 Fall semester. Notwithstanding anything else set forth herein, if and whenever any party hereto shall default in the performance of any of the provisions of this Agreement, and the default shall continue unremedied for a period of sixty-days after receipt of written notice by the party in default, then upon the expiration of said sixty-day period, the party giving said notice may, at its option, terminate this Agreement by written notice of termination to the defaulting party. In addition, Unilever may terminate this Agreement immediately if the Fulfillment Index is equal to or less than 0.90 for two consecutive semesters. Any failure to terminate hereunder shall not constitute a condonation or waiver of subsequent defaults. In the event of any such termination, other than any payment otherwise due hereunder which is attributable to the period prior to such date of termination, and except as provided otherwise hereunder, this Agreement shall be null and void and of no further effect. The termination of this Agreement shall not limit, modify or affect any cause of action that may otherwise exist for any breach of this Agreement by either party hereto.

                  B. Rights of First Refusal. If at any time within five years following the expiration of this Agreement pursuant to subsection A. above, USA shall desire to have any person or entity other than Unilever (the "Third Party"), supply products similar to the Unilever Products for use in the USA e-Suds System in colleges and universities across the United States, then USA shall give prompt written notice (referred to in this Section as the "Notice") of that desire to Unilever, together with a copy of a bona fide binding written proposal. Unilever shall have the right, but not the obligation, within thirty
(30) days after receipt of the Notice, to elect to be the supplier of Unilever Products to the USA e-Suds System upon the terms and at the prices set forth in the proposal. In the event Unilever desires to exercise its right of first refusal, Unilever must provide written notice of that election to USA within said thirty (30) day period after the receipt of the Notice. Non-delivery of written notice by Unilever within the thirty (30) day period shall be conclusive of the fact that Unilever chooses not to exercise its rights hereunder; provided, however, such failure to exercise such right shall not extinguish Unilever's right of first refusal for subsequent periods during the five year period following the expiration of this Agreement. In the event Unilever fails to exercise its option, then USA may proceed with the proposal only pursuant to the price and upon all of the terms and conditions thereof. This subsection B shall not be applicable if this Agreement is terminated pursuant to subsection A due to a breach by Unilever hereby.

                  C. Notwithstanding anything else set forth herein, all of the terms and conditions of Sections 7, 8, 9 11.B, 13 and 17 hereof shall survive the expiration or termination of this Agreement.

         12. Relationship of Parties. USA, on the one hand, and Unilever, on the other, acknowledge and agree that each of them are independent contractors hereunder, and that nothing contained in this Agreement shall deem to have made them partners, joint venturers, or otherwise. In this regard, except as specifically provided otherwise herein, neither of their respective officers, employees, or agents shall be employees, officers, or agents of the other, and neither party shall have the power or the authority to obligate or bind the other.

         13.      Indemnification.

                  A. USA agrees to reimburse, indemnify and hold Unilever (as well as its employees and agents) harmless from and against all losses, claims, attorney's fees, liabilities, costs, damages, judgements, settlements, and/or expenses which Unilever (or its employees or agents) sustains or incurs as a result of the breach of this Agreement by USA, and/or from the negligent or willful acts or omissions of USA in the performance of this Agreement, and/or arising from or in connection with the use by a location of USA's e-Suds System. USA's obligations under this Section shall survive the termination of this Agreement.

                  B. Unilever agrees to reimburse, indemnify and hold USA (as well as its employees and agents) harmless from and against all losses, claims, attorney's fees, liabilities, costs, damages, judgements, settlements, and/or expenses which USA (or its employees or agents) sustains or incurs as a result of the breach of this Agreement by Unilever, and/or from the negligent or willful acts or omissions of Unilever in the performance of this Agreement, and/or arising from or in connection with the use by a location of Unilever Products. Unilever's obligations under this Section shall survive the termination of this Agreement.

         14. Good Faith, Inspection Rights.

         A. USA and Unilever shall cooperate with each other in good faith to attempt to resolve any business issues which may arise in the future from time to time. In this regard, the parties shall take any appropriate actions and execute and deliver any appropriate documents which may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

         B. From time to time during the term of this Agreement, Unilever or its designee, upon prior written notice to USA and during regular business hours at USA's offices, may inspect and make copies of all records maintained by or under the control of USA relating to USA's books, records and systems in order to audit USA's compliance with this Agreement, including the prices charged to Unilever hereunder; provided, however, such inspections shall not take place more than once every ninety (90) days.

     15. Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or national overnight courier or sent by certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

                  If to USA:

                                    USA Technologies, Inc.
                                    100 Deerfield Lane, Suite 140
                                    Malvern, Pennsylvania 19355
                                    Attn. President

                  If to Unilever:

                                    Unilever Home & Personal Care North America
                                    33 Benedict Place
                                    Greenwich, Connecticut 06385
                                    Attn. President

                  With a  copy to:

                                    Conopco, Inc.
                                    390 Park Avenue
                                    New York, New York 10022
                                    Attn. General Counsel

         16. Applicable Law. The substantive laws of the Commonwealth of Delaware (without regard to its conflicts of laws rules) shall govern the construction of this Agreement and the rights and remedies of the parties hereto. The headings of the Sections of this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation. If any provision of this Agreement is held to be invalid, the same shall not affect the remaining provisions of this Agreement which shall continue in full force and effect.

         17. Arbitration. All disputes, controversies, or misunderstandings whatsoever arising out of or in connection with this Agreement, shall be settled and resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be convened in the City of Wilmington , Delaware and shall be conducted by a single arbitrator. The costs and expenses of the arbitration, as well as the arbitrator's compensation shall be paid by the parties as shall be determined by the arbitrator. The parties intend that this Section shall survive the termination of this Agreement. The decision and award of the arbitrator shall be final and binding upon the parties and judgment may be entered on the award in any court of competent jurisdiction.

          18. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the respective permitted successors and assigns of the parties hereto; provided, however, that neither USA nor Unilever shall assign this Agreement in whole or in part without the prior written consent of the other. This Agreement constitutes the entire agreement between the parties hereto, and may only be amended or modified by a writing signed on behalf of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

USA TECHNOLOGIES, INC.              CONOPCO, INC.
                                    dba Unilever Home & Personal Care
                                    North America


By: /s/ Stephen Herbert             By: /s/ Bob Shipley
   --------------------                 --------------------
Name: Stephen Herbert               Name: Bob Shipley
Title: President                    Title:General Manager, Laundry
                                    and Homecare